Exhibit 10.1

FIFTH THIRD BANCORP

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Effective January 1, 2015

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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ANNEX A	NON-COMPETITION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS	1

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ARTICLE 1

INTRODUCTION

Fifth Third Bancorp (the “Company”) hereby adopts this Fifth Third Bancorp Executive Change in Control Severance Plan (the “Plan”), effective as of January 1, 2015. The purpose of the Plan is to provide eligible employees with severance benefits in the event the employee’s employment is terminated under circumstances as further set forth herein. The Plan is an unfunded welfare benefit plan for purposes of ERISA and a severance plan within the meaning of United States Department of Labor Regulation Section 2510.3-2(b). This Plan supersedes all prior Company policies, programs and agreements with respect to severance or separation pay for Participants whose employment is terminated on or after the Effective Date under circumstances as further set forth herein.

ARTICLE 2

DEFINITIONS

When the following terms are used in this Plan with an initial capital letter, they shall have the meanings set forth opposite those terms in this Article 2.

2.1 “Base Annual Salary” means the greater of (1) the highest annual rate of base salary in effect for a Participant during the twelve (12) month period immediately prior to a Change in Control, or (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

2.2 “Benefit Continuation Period” has the meaning provided in Section 4.3(b)(ii).

2.3 “Board” means the Board of Directors of Fifth Third Bancorp.

2.4 “Cause” means any of the following:

(a) The Participant shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement or theft;

(b) The Company or any Subsidiary shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant’s employment, and such order or directive has not been vacated or reversed upon appeal; or

(c) After being notified in writing by the Company to cease any particular Competitive Activity (as defined herein), the Participant shall have continued such Competitive Activity and the Company shall have determined that such act is materially harmful to the Company.

For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for “Cause” under this Plan unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Committee at a meeting called and held for such purposes, after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel (if the Participant chooses to have counsel present at such meeting), to be heard before the Committee, finding that, in the good-faith opinion of the Committee, the Participant had committed an act constituting “Cause” as defined in this Plan and specifying the particulars of the act constituting “Cause” in detail. Nothing in this Plan will limit the right of the Participant or the Participant’s beneficiaries to contest the validity or propriety of any such determination.

2.5 “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the common shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities; or

(b) during any period of twelve (12) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board and any new director, whose election by the Board or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the consummation of (1) the sale or disposition of all or substantially all the Company’s assets; or (2) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company.

2.6 “Classification” means a Participant’s Classification (Tier 1, Tier 2 or Tier 3) for purposes of determining the amount or duration of Severance Benefits described in Article 4. The Participant’s Classification shall be determined in accordance with Section 3.1.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Human Capital and Compensation Committee of the Board.

2.9 “Company” means Fifth Third Bancorp, an Ohio corporation, and, where the context requires, its Subsidiaries (individually and collectively), and any successor thereto.

2.10 “Competitive Activity” means the Participant’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s revenues derived from any product or service competitive with any product or service of the Company amounted to ten percent (10%) or more of such enterprise’s revenues for its most recently completed fiscal year and if the Company’s revenues for such product or service amounted to ten percent (10%) of the Company’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

2.11 “Disability” or “Disabled” means that, as a result of the Participant’s incapacity due to physical or mental illness, the Participant shall be eligible for the receipt of benefits under the Company’s long-term disability plan.

2.12 “Effective Date” means the effective date of this Plan, which is January 1, 2015. The Plan was approved by the Committee on November 18, 2014.

2.13 “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Participant is entitled to participate, including without limitation any stock option, stock purchase, restricted stock, stock appreciation, interim awards, and accrued and unpaid bonuses under the Variable Compensation Plan, accrued and unpaid performance units under the Incentive Compensation Plan, other awards under Stock and Incentive Plans, savings, pension, supplemental Participant retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter, providing perquisites, benefits and service credit for benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change in Control.

2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Good Reason” means the occurrence of any one or more of the following without the Participant’s written consent:

(a) a material diminution in the Participant’s authority, duties or responsibilities;

(b) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board;

(c) a material diminution in the budget over which the Participant retains authority;

(d) a material diminution by the Company in the Participant’s base compensation (as that term is used in Treasury Regulations under section 409A of the Code) as of the day immediately prior to a Change in Control of the Company and/or the Participant’s annual bonus potential or Long-Term Award potential that existed immediately prior to such Change in Control under the Company’s Variable Compensation Plan, Incentive Compensation Plan, and/or any successor plans;

(e) a demand by the Company that the Participant make a material relocation in the geographic area from the location in which the Participant is then currently based; or

(f) any other action or inaction that constitutes a material breach by the Company of any agreement under which the Participant provides services.

The existence of Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason under this Plan. The Participant must give notice to the Company within ninety (90) days of the initial existence of the condition, and the Company shall have thirty (30) days upon receipt of such notice to remedy the condition so as to eliminate “Good Reason.”

2.17 “Incentive Compensation Plan” means the Company’s 2014 Incentive Compensation Plan approved and accepted by the Company’s shareholders in 2014, as well as any successor or predecessor plan.

2.18 “Long-Term Award” means the total amount paid or payable to the Participant pursuant to performance shares or similar awards made to participants under the provisions of the Incentive Compensation Plan and any similar provisions under a successor plan.

2.19 “Notice of Termination” means a written notice indicating the specific termination provision in this Plan relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

2.20 “Plan” means this Fifth Third Bancorp Executive Change in Control Severance Plan as set forth in this document, all amendments to this document, and any related exhibits and attachments.

2.21 “Participant” means an executive or other officer of the Company or a Subsidiary designated as a Participant in the Plan pursuant to Article 3 hereof.

2.22 “Potential Change in Control” means the occurrence of any of the following: (a) the Board or a committee thereof undertakes consideration of any action the taking of which would lead to a Change in Control as defined herein, (b) the Company enters into any agreement or understanding with a person or entity that would lead to a Change in Control, or (c) the shareholders of the Company approve a transaction described in the definition of Change in Control contained herein.

2.23 “Release” shall mean a general release that releases, waives, remises and forever discharges the Company from any and all claims that the Participant has against the Company, including any claims arising under state or federal statute, including all state and federal employment discrimination laws including, but not limited to, Ohio Revised Code Chapter 4112 and Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Employee Retirement Income Security Act; and any applicable state, local, or common laws of similar intent, without exception. For purposes of the Release, the “Company” includes the Company as it is defined in this Plan and as further defined to include all of the Company’s past, present and future assigns, successors, affiliates, parent and subsidiary organizations and divisions and officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns and other personal representatives, individually and in their respective corporate and personal capacities.

2.24 “Separation from Service” or “termination of employment” or words of similar import mean termination of employment with the Company and all related employers under section 414(b) or (c) of the Code. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that the Participant and the Company reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of employment if the Participant has been employed fewer than thirty-six (36) months). A Participant is not treated as having terminated employment while he/she is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or by contract. The determination of whether a Separation from Service has occurred shall be based on applicable regulations and other applicable legal authority under section 409A of the Code.

2.25 “Severance Benefits” means the benefits described in Article 4 of this Plan.

2.26 “Stock and Incentive Plans” means the Company’s Incentive Compensation Plan and any other stock or incentive compensation plans that the Company may have adopted or may adopt from time to time.

2.27 “Subsidiary” means any company, bank or other entity, a majority of the voting control of which is directly or indirectly owned or controlled at the time by Fifth Third Bancorp. “Subsidiaries” means more than one Subsidiary.

2.28 “Variable Compensation Amount” applicable to a Participant means (a) to the extent that a specific target bonus amount has been established for the Participant under the Variable Compensation Plan for the fiscal year in which the Change in Control occurs, the amount of such target bonus or (b) in the absence of such specific target bonus, an amount equal to the percentage of Base Annual Salary applicable to the Participant set forth in the table below:

CLASSIFICATION	PERCENTAGE OF BASE ANNUAL SALARY
Tier 1 - CEO Tier 1 - COO Tier 1 - Other Executives	150% 125% 100%
Tier 2	100%
Tier 3	80%

2.29 “Variable Compensation Plan” means the Variable Compensation Plan of the Company, authorized under the Incentive Compensation Plan and that provides for awards in the form of annual cash bonuses and any successor plan.

ARTICLE 3

PARTICIPATION

3.1 Participation. Only those executives or other officers of the Company or a Subsidiary as the Committee may designate, from time to time, may become Participants in the Plan. At the time the Committee designates an individual as eligible to become a Participant, the Committee shall also designate the individual’s Classification for purposes of the determination of Severance Benefits under Article 4. The individual shall be notified in writing of eligibility to participate in the Plan and shall become a Participant upon his or her written acceptance thereof. The Committee may delegate to the Company’s Chief Executive Officer, Chief Human Resource Officer and/or other officers its authority under this Article 3; provided that the Committee may not delegate the exercise of discretion with respect to the participation or Classification of any individual who, at the time of such action, is an officer subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

3.2 Revocation of Participation. The Committee in its absolute discretion may revoke a Participant’s participation in the Plan at any time by written notice to such Participant and, subject to the written consent of the Participant that may be required under Section 10.1, the Participant’s last day of participation in the Plan due to such revocation shall be the first December 31 that is at least thirty (30) days after the date written notice of such revocation is made; provided, however, that such revocation shall not take effect if a Change in Control shall occur prior to such December 31.

3.3 Termination of Participation. An individual’s status as a Participant shall terminate and the Participant shall cease eligibility for benefits under the Plan on the earliest to occur of the following events:

(a) except as provided in Section 4.1, the date, prior to a Change in Control, on which the Participant has a Separation from Service with the Company for any reason;

(b) the date after a Change in Control on which the Participant has a Separation from Service due to termination for Cause, voluntary termination other than for Good Reason, death or termination due to Disability;

(c) the effective date of the Committee’s revocation of the Participant’s right to participate in the Plan pursuant to Section 3.2 above; or

(d) subject to the written consent of the Participant that may be required under Section 10.1, the date on which the Plan terminates or the effective date of a Plan amendment that excludes the individual from eligibility.

ARTICLE 4

SEVERANCE BENEFITS UPON TERMINATION OF EMPLOYMENT

4.1 Eligibility for Benefits. The Company or its successor shall pay or provide, or cause a Subsidiary to pay or provide, to the Participant the Severance Benefits if the Participant has a Separation from Service and the Participant’s employment is terminated either:

(a) by the Company (1) at any time within twenty-four (24) months after a Change in Control of the Company, or (2) at any time prior to a Change in Control and such termination of employment (A) was at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control, and (C) a Change in Control does occur involving such third party (or a party competing with such third party to effectuate a Change in Control), in either case unless the termination by the Company is on account of the Participant’s death or Disability or for Cause, provided that, in the case of a termination on account of the Participant’s Disability or for Cause, the Company shall give Notice of Termination to the Participant with respect thereto; or

(b) by the Participant for Good Reason (1) at any time within twenty-four (24) months after a Change in Control of the Company or (2) at any time prior to a Change in Control if the circumstance or event that constitutes Good Reason (A) occurred at the request of a third party who had indicated an intention to take or had taken steps reasonably calculated to effect a Change in Control, or (B) otherwise arose in connection with or in anticipation of a Change in Control, and (C) a Change in Control does occur involving such third party (or a party competing with such third party to effectuate a Change in Control) and, in any such case, provided that the Participant shall give Notice of Termination to the Company with respect thereto.

For purposes of clarity, with respect to this Section 4.1, a Participant who is collecting Disability benefits will not be eligible for benefits under this Plan. A Participant who is no longer Disabled will be eligible for benefits under this Plan if, in the period extending from twelve (12) months before the Change in Control to twenty-four (24) months after the Change in Control, either of the following occurs: (1) the Participant attempts to return to his or her position, and no such position is available, or (2) the Participant returns to employment and is subsequently terminated pursuant to Section 4.1(a) or Section 4.1(b) above.

4.2 Determination of Severance Benefits. The Participant, if eligible under Section 4.1, shall receive the following Severance Benefits (in addition to any accrued compensation or any interim award that the Company owes to the Participant under the Variable Compensation Plan (or any similar provisions in a successor to the Variable Compensation Plan), or any other Employee Benefits that the Participant was otherwise entitled to) in a cash payment equal to the amount determined based upon the Participant’s Classification set forth in the table below:

CLASSIFICATION	SEVERANCE BENEFITS
Tier 1	2.99x Base Annual Salary, plus 2.99x Variable Compensation Amount
Tier 2	2.00x Base Annual Salary, plus 2.00x Variable Compensation Amount
Tier 3	1.00x Base Annual Salary, plus 1.00x Variable Compensation Amount

4.3 Manner of Payment; Other Benefits.

(a) Form and Timing. The Severance Benefits provided in Section 4.2 above shall be paid in a single lump sum not later than sixty (60) business days following the Participant’s Separation from Service, provided the Participant shall have no right to designate the taxable year of the payment; provided, however, that if the Severance Benefits become payable under circumstances described in Section 4.1 (a)(2) or 4.1(b)(2), then such lump sum payment shall be made not later than sixty (60) days after the date of the Change in Control.

(b) Other Benefits. The Participant, if eligible under Section 4.1, shall receive the following other benefits:

(i) Long-Term Incentive Compensation. Long-Term Awards granted to the Participant and outstanding at the time that a Change in Control or Separation from Service occurs shall be treated in the manner set forth in the Company’s Incentive Compensation Plan.

(ii) Insurance Benefits. The Benefit Continuation Period is equal to the length of time based on the Participant’s Classification set forth in the table below:

CLASSIFICATION	BENEFIT CONTINUATION PERIOD
Tier 1	36 months
Tier 2	24 months
Tier 3	12 months

(A) Health Care. For the duration of the Benefit Continuation Period, the Company will arrange to provide to the Participant and his/her family members who are currently covered and remain eligible under the terms of the medical plan, at the Company’s expense, health care coverage comparable to that in effect for the Participant immediately prior to the Separation from Service (or, if more favorable to the Participant, that furnished generally to salaried employees of the Company), including, but not limited to, hospital, surgical, medical, dental and prescription. Upon the expiration of the health care benefits required to be provided pursuant to this Section 4.3(b)(ii)(A), the Participant shall be entitled to the continuation of such benefits, at the Participant’s sole cost, under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). After the COBRA coverage expires, if the Participant would have been eligible for retiree medical coverage, he/she may elect that coverage at the then current retiree medical rates. Health care benefits otherwise receivable by the Participant pursuant to this Section 4.3(b)(ii)(A) shall be reduced to the extent comparable benefits are actually received by the Participant from a subsequent employer during the Benefit Continuation Period following the date the employment is terminated, and any such benefits actually received by the Participant shall be reported by the Participant to the Company. Health care benefits shall be paid or reimbursed in all events on or before the last day of the calendar year following the calendar year in which the claim was incurred.

(B) Life Insurance. For the duration of the Benefit Continuation Period, life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity and double indemnity for accidental death that was available to the Participant) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Participant, equal to that in effect at the date the Change in Control occurs.

(C) Alternative Benefits. In the event the Participant’s participation in any such plan or program described in Section 4.3(b)(ii)(A) and (B) is not permitted under the terms of the plan or program or applicable law, the Company will directly provide, at its discretion and at no after-tax cost to the Participant, either (1) the benefits to which the Participant would be entitled under such plans and programs either under an individual insurance policy or on a self-funded basis; or (2) a lump-sum cash payment equal to the after-tax value of the benefits at the time provided in Section 4.3(a).

(iii) Retirement Benefits. As additional Severance Benefits, the Participant will be entitled to receive the amount of defined contribution retirement benefits the Participant would have received from the Company under all (qualified and nonqualified) defined contribution retirement plans (which shall not include severance plans) of the Company in which the Participant participates, had the Participant continued in the employ of the Company through the end of the plan year containing the expiration of the Benefit Continuation Period. For this purpose, future plan changes shall be disregarded, and this additional period shall be inclusive of and shall not be in addition to any period of service credited under any other severance plan of the Company.

(A) In all events, the amount of any profit sharing and matching contributions shall be based on the percentage contributed on behalf of the Participant in the year prior to the Change in Control or, if greater, the percentage amount being accrued by the Company prior to the Change in Control, and using as the contribution base the Participant’s benefit under Section 4.2. For purposes of clarification, the Participant shall receive such matching contribution amount without the need to make any of his/her own contributions.

(B) Additional Severance Benefits specified in this subsection are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Code and shall be payable solely from the general assets of the Company. Payment shall be made as provided in Section 4.3(a).

(iv) Stock and Incentive Plans. Stock, stock options, stock appreciation rights, restricted stock, restricted stock units and other awards pursuant to the Stock and Incentive Plans held by the Participant shall upon a Change in Control be treated according to the terms of the Company’s Stock and Incentive Plans as interpreted by the Committee, as such Committee existed immediately prior to the Change in Control.

(c) In computing and determining Severance Benefits under Section 4.2 and Section 4.3(b) above, a decrease in the Participant’s salary, incentive bonus potential or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change in Control, is in contemplation of such Change in Control and is taken to avoid the effect of this Plan should such action be taken after such Change in Control. In such event, the salary, incentive bonus potential and/or insurance benefits used to determine Severance Benefits shall be those in effect immediately before the decrease that is disregarded.

4.4 Limitations on Payments under Certain Circumstances.

(a) Excess Parachute Payments. Notwithstanding anything in the Plan to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then prior to the making of any of the Payments to the Participant, a calculation shall be made comparing (i) the net benefit to the Participant of the Payments after payment of the Excise Tax, to (ii) the net benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) above is less than the amount calculated under clause (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).

(b) Order of Reduction of Payments. In the event that Section 4.4(a) applies and a reduction is required to be applied to the Payments due hereunder, the Payments shall be reduced by the Company in the following order: (a) payments and benefits due under Sections 4.2 and 4.3 (if necessary, to zero) shall be reduced first (with amounts that are payable last reduced first; provided, however, that, in all events such payments that are not subject to Section 409A of the Code shall be reduced first); (b) payments and benefits due in respect of any options to purchase shares of common stock of the Company shall be reduced second; (c) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has not been made shall be reduced third; and (d) payments and benefits due in respect of any fully valued equity (i.e., restricted shares of common stock or restricted stock units of the Company) for which an election under Section 83(b) of the Code has been made shall be reduced fourth. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.

(c) Calculation. All determinations required to be made under this Section 4.4, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Participant that a Payment is due to be made, or at such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 4.4 (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that it is determined by the Determination Firm, the IRS, court order, or the Company (which shall include the position taken by the Company alone or together with its consolidated group) on its federal income tax return, that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(d) Repeal. In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 4.4 shall be of no further force or effect.

ARTICLE 5

LIMITATIONS/RELEASE/RESTRICTIVE COVENANTS

5.1 Restrictive Covenant Agreement. As a condition of receiving the payments and benefits set forth in this Plan, the Participant will be required to execute a non-competition agreement and general release of claims substantially in the form of Annex A hereto (the “Non-Compete and Release Agreement”). The Participant must deliver to the Company a fully executed and binding Non-Compete and Release Agreement, the Participant must not revoke the Non-Compete and Release Agreement, and the Non-Compete Agreement and Release Agreement must be irrevocable, not later than sixty (60) business days following the Participant’s Separation from Service. Otherwise, the Participant will not be entitled to receive Severance Benefits under this Plan.

5.2 Taxes. The Company may withhold from any amounts payable under this Plan all federal, state, city, or other taxes as required by law, provided that any stock withheld will be withheld at the minimum statutory rates.

5.3 No Increase in Other Benefits; No Other Severance Pay. Severance Benefits payable under Article 4 shall not be taken into account to increase the benefits otherwise payable to, or on behalf of, the Participant under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company (e.g., there will be no increase in the Participant’s life insurance because of severance the Participant receives under this Plan) and, further, the Participant has no right to any payment of severance pay or benefits under the Plan or any other severance pay plan, policy or program maintained by the Company.

ARTICLE 6

SOURCE OF BENEFITS

Benefits payable under this Plan shall be paid from the general assets of Fifth Third Bancorp, unless paid from the general assets of a Subsidiary.

ARTICLE 7

CLAIMS

7.1 Claims Procedure.

(a) General. In the event a Participant believes the Participant is entitled to benefit under this Plan other than as determined by the Company, the Participant may file with the Chief Human Resources Officer or his/her designee of Fifth Third Bancorp, in accordance with Section 12.5 below, a written claim for such benefits under the Plan. The Chief Human Resources Officer or his/her designee shall review all such claims for benefits received and determine whether to accept or deny the claim. Within a reasonable time not to exceed forty-five (45) days after receipt of the claim, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period), the Chief Human Resources Officer or his/her designee shall provide notice in writing to any Participant whose claim for benefits shall have been denied, delivered in accordance with Section 12.5 below, setting forth the following in a manner calculated to be understood by the Participant: (a) the specific reason or reasons for the denial; (b) specific reference to the provision or provisions of the Plan on which the denial is based; (c) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; and (d) information as to the steps to be taken in order that the denial of the claim may be reviewed.

(b) Denial. If written notice of the denial of a claim has not been provided to a Participant, and such claim has not been granted within the time prescribed in Section 7.1(a) above (including any applicable extension), the claim for benefits shall be deemed denied.

(c) Appeal. A Participant whose claim for benefits shall have been denied in whole or in part pursuant to Section 7.1(a) or (b) above may, within sixty (60) days after either the receipt of the denial of the claim or the date the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Company. The Company shall provide a full and fair review of the appeal, and the Participant shall be afforded the opportunity to submit written comments, documents, records and other information related to the claim. The Participant may also, upon request, at this time review documents pertinent to his claim and may submit written issues and comments.

(d) Notice. The Company shall notify a Participant of its decision within forty-five (45) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional forty-five (45) days (in which event a Participant will be notified of the delay during the first forty-five (45) day period). Such decision shall be given in writing in accordance with Section 12.5 below in a manner calculated to be understood by the Participant and shall include the following: (a) specific reasons for the decision; and (b) specific reference to the provision or provisions of the Plan on which the decision is based.

7.2 No Estoppel of Plan. No person is entitled to any benefit under this Plan except and to the extent expressly provided under this Plan. The fact that payments have been made from this Plan in connection with any claim for benefits under this Plan does not (i) establish the validity of the claim, (ii) provide any right to have such benefits continue for any period of time, or (iii) prevent this Plan from recovering the benefits paid to the extent that the Company or the Committee determines that there was no right to payment of the benefits under this Plan. Thus, if a benefit is paid under this Plan and it is thereafter determined by the Company or the Committee that such benefit should not have been paid (whether or not because of an error by the Participant, the Company, the Committee or any other person), then the Company or the Committee may take such action as the Company or the Committee deems necessary or appropriate under the circumstances, including without limitation, (i) deducting the amount of any such overpayment theretofore made to or on behalf of such Participant from any succeeding payments to or on behalf of such Participant under this Plan or from any amounts due or owing to such Participant by the Company under any other plan, program or arrangement benefiting the employees or former employees of the Company, or (ii) otherwise recovering such overpayment from whoever has benefited from it.

7.3 Enforcement Costs; Interest. The Company is aware that, upon the occurrence of a Change in Control, the Board or a stockholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Plan, or may cause or attempt to cause the Company to institute, or may institute, litigation, arbitration or other legal action seeking to have this Plan declared unenforceable, or may take, or attempt to take, other action to deny the Participant the benefits intended under this Plan. In these circumstances, the purpose of this Plan could be frustrated. It is the intent of the Company that the Participant not be required to incur the expenses associated with the enforcement of the Participant’s rights under this Plan by litigation, arbitration or other legal action nor be bound to negotiate any settlement of the Participant’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Participant under this Plan. Accordingly, if following a Change in Control it should appear to the Participant that the Company has failed to comply with any of its obligations under this Plan, or in the event that the Company or any other person takes any action to declare this Plan void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or recover from the Participant the benefits intended to be provided to the Participant hereunder, the Company irrevocably authorizes the Participant from time to time to retain counsel (legal and accounting) of the Participant’s choice at the expense of the Company as provided in this Section 7.3 to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Participant’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Participant agree that a confidential relationship shall exist between the Participant and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Participant as provided in this Section 7.3 shall be paid or reimbursed to the Participant by the Company on a regular, periodic basis upon presentation by the Participant of a statement or statements prepared by such counsel in accordance with its customary practices. In all events, such amounts shall be paid on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred. In any action involving this Plan, the Participant shall be entitled to prejudgment interest on any amounts found to be due him/her from the date such amounts would have been payable to the Participant pursuant to this Plan at an annual rate of interest equal to the prime commercial rate in effect at Fifth Third Bank or its successor from time to time during the prejudgment period plus four percent (4%).

7.4 Acknowledgment. The Company hereby acknowledges that it will be difficult and may be impossible for the Participant to find reasonably comparable employment, or to measure the amount of damages which the Participant may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Company to the Participant in accordance with the terms of this Plan is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Participant will not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Participant hereunder or otherwise, except for a reduction in health insurance coverage as provided in Section 4.3(b)(ii)(A). Except as provided under Section 7.2 with respect to overpayments, the Company shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt or obligation of the Participant.

ARTICLE 8

ADMINISTRATION

8.1 Administration. The Plan shall be administered by the Committee. The Committee is the named fiduciary of this Plan. The Committee shall have authority to control and manage the operation and administration of this Plan in good faith and may adopt rules and regulations consistent with the terms of this Plan and necessary or advisable to administer this Plan properly and efficiently.

8.2 Discretionary Authority. The Committee shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out its responsibilities under the Plan, including, but not limited to, the power to define and construe the terms of this Plan, to determine status, coverage and eligibility for benefits, to resolve all interpretive, equitable and other questions that arise in the operation and administration of this Plan, to adopt and implement rules to carry out the administration of the Plan, and to settle any and all disputed claims that may arise. The grant of such sole and complete discretionary authority to the Committee in the exercise of all its powers and duties is intended to invoke the arbitrary and capricious standard of review as opposed to the de novo standard.

8.3 Delegation. The Committee may delegate all or any portion of its authority under the Plan to any other person(s); provided, however, that delegation of its authority under Article 3 shall be limited as set forth in Article 3; and provided further, the Committee may not delegate its authority to amend or terminate the Plan. Any other person designated as a named fiduciary or as responsible for a particular aspect of the control, management or administration of this Plan shall have the exclusive responsibility and complete discretionary authority to control those aspects of the operation and administration of the Plan with respect to which such designation is made, including, but not limited to, the power to determine benefits payable, to resolve all interpretative equitable and other questions that shall arise in the operation and administration of the particular aspect of the Plan over which such person has such discretionary authority, and to settle any and all disputed claims that may arise with respect to such aspect of the Plan.

8.4 Service as Fiduciary. A person may serve in more than one fiduciary capacity (as defined in ERISA) with respect to this Plan, and a fiduciary may be a Participant, provided such person otherwise satisfies the requirements for participation under this Plan and he or she does not participate in any decisions that affect him or her specifically as an individual Participant. All actions or determinations of the Company, the Committee, any person designated as a named fiduciary or a Committee on all matters within the scope of their authority under this Plan shall be final, conclusive and binding on all persons, and there is no right of appeal except as provided under the Plan’s claims procedures.

ARTICLE 9

INDEMNIFICATION

9.1 Participant Indemnification. From and after the earliest to occur of a Change in Control or termination of a Participant’s employment, the Company shall (a) for a period of five (5) years after such occurrence, provide the Participant (including the Participant’s heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at the Company’s expense, and (b) indemnify and hold harmless the Participant, to the fullest extent permitted or authorized by the law of the State of Ohio as it may from time to time be amended, if the Participant is (whether before or after the Change in Control) made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Participant is or was a director, officer or employee of the Company or any Subsidiary, or is or was serving at the request of the Company or any Subsidiary as a director, trustee, officer or employee of a bank, Company, partnership, joint venture, trust or other enterprise. The indemnification provided by this Section 9.1 shall not be deemed exclusive of any other rights to which the Participant may be entitled under the charter or bylaws of the Company or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Participant’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Participant after the Participant has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of the Participant.

9.2 Indemnification. The Company (to the extent permissible under law and consistent with its charter and bylaws) shall indemnify and hold harmless members of the Committee and any employee, if such employee is acting as an agent of the Committee or in any fiduciary capacity with respect to this Plan, for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which such Committee member or employee may actually incur for his or her acts and omissions in the administration of this Plan.

ARTICLE 10

AMENDMENT OR TERMINATION

10.1 Amendment or Termination.

(a) The Plan may be amended or terminated by resolution of the Committee or Board at any time; provided, however, that

(i) the Plan may not be terminated or amended in a manner adverse to the interests of any Participant, without the Participant’s written consent (A) after the date a Potential Change in Control occurs until the cessation of such Potential Change in Control (as described below), or (B) for the two (2) year period following the date a Change in Control occurs; and

(ii) no termination of this Plan or amendment hereof in a manner adverse to the interests of any Participant shall be effective without the Participant’s written consent if such termination or amendment occurs (A) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (B) in connection with or in anticipation of a Change in Control or Potential Change in Control.

(b) For purposes of this Section 10.1: (i) the revocation of a Participant’s participation pursuant to Section 3.2 shall be treated as an amendment of the Plan with respect to such Participant, and (ii) the cessation of a Potential Change in Control occurs if a Change in Control has not occurred within one (1) year following the date the Potential Change in Control occurs.

(c) In the event that the termination of this Plan by the Company or an amendment hereof in a manner adverse to the interests of any Participant (without the Participant’s consent) occurs within one (1) year prior to a Potential Change in Control or a Change in Control, there shall be a presumption that the conditions of subclauses (A) and (B) of Section 10.1(a)(ii) above shall have been met.

(d) In no event may the Plan be amended in any manner that would adversely affect the rights which any Participant has at that time to receive any and all payments or benefits pursuant to Article 4 by reason of a prior termination of employment under circumstances entitling Participant to benefits under Article 4, and the Company’s obligations to make such payments and provide such benefits shall survive any termination of this Plan.

10.2 Compliance with Laws. Notwithstanding any other provision of this Plan, the Company, through action of the Committee, may delay any benefit payment under this Plan and may refuse to pay any benefit otherwise due under this Plan, if the Committee, in its good faith determination, believes that making any such payment may violate any law, ruling or regulation that applies to the Company or any Participant, including, but not limited to, the Federal Deposit Insurance Corporation Act or other or similar statutes or regulations. Notwithstanding the foregoing, if any payments otherwise payable to the Participant under this Plan are prohibited or limited by any such statute or regulation in effect at the time the payments would otherwise be payable, the Participant will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Plan (as limited by such statute or regulation) or (ii) any generally applicable Company severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Participant’s termination (which benefits shall be determined in accordance with such plan).

ARTICLE 11

CONSTRUCTION

11.1 General. The headings and subheadings in this Plan have been set forth for convenience of reference only and shall have no substantive effect whatsoever. Unless the context clearly indicates otherwise, references to the singular shall include the plural, references to the plural shall include the singular, references to the masculine gender shall include the feminine and references to any section shall be to a section in this Plan unless otherwise indicated.

11.2 Code Section 409A.

(a) The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code (recognizing that, if the Plan is not exempt from or compliant with the requirements of Section 409A, non-compliant payments to the Participant would be subject to significant tax penalties, which would be borne by the Participant). The Plan shall be construed in a manner that effects the Company’s intent to be exempt from or comply with Section 409A (without the consent of any Participant) to avoid imposition of the applicable tax, and no action to comply with Section 409A shall be deemed to adversely affect a Participant’s right to benefits. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor any of its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of this Plan. Notwithstanding anything in this Plan to the contrary, the Committee may amend this Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.

(b) Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Plan by reason of the occurrence of the Participant’s Separation from Service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such Separation from Service meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by Section 11.2(c) below.

(c) Each of the payments of severance, continued medical and welfare benefits stated above are designated as separate payments for purposes of Section 409A of the Code and Treasury Regulations Section 1.409A-2(b)(2)(iii) and for purposes of the short-term deferral rules under Treasury Regulations Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulations Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulations Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (i) payments that are made on or before the fifteenth (15th) day of the third (3rd) month of the calendar year following the applicable year of Separation from Service, and (ii) any additional payments that are made on or before the last day of the second (2nd) calendar year following the year of Separation from Service and do not exceed the lesser of two times the Participant’s base salary in the year prior to his or her termination or two times the limit under Section 401(a)(17) then in effect, are exempt from the requirements of Section 409A.

(d) In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s Separation from Service during a period in which the Participant qualifies as a specified employee within the meaning of Treasury Regulations Section 1.409A-1(i) (a “Specified Employee”), then, subject to any permissible acceleration of payment under Section 409A:

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six (6) month period immediately following the Participant’s Separation from Service under the terms of this Plan will be accumulated through and paid or provided on the first (1st) day of the seventh (7th) month following the Participant’s Separation from Service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

ARTICLE 12

MISCELLANEOUS

12.1 Nonvested Benefits. Neither the Participant nor the Participant’s beneficiaries shall have any right, title or interest in any benefit under this Plan prior to the occurrence of the right to the payment of such benefit.

12.2 Plan Not an Employment Contract. This Plan sets forth the Severance Benefits payable to the Participant in the event the Participant’s employment with the Company is terminated under certain conditions specified in Article 4. This Plan is not an employment contract, nor shall it confer upon the Participant any right to continue in the employ of the Company or its Subsidiaries, and it shall not in any way affect the right of the Company or its

Subsidiaries to dismiss or otherwise terminate the Participant’s employment at any time with or without Cause.

12.3 Arrangements Not Exclusive. The specific benefit arrangements referred to in this Plan are not intended to exclude the Participant from participation in or from other benefits available to personnel generally or to preclude the Participant’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Plan and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Participant’s existing rights, or rights that would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, or other plan or arrangement, except as may be specified in such plan or arrangement.

12.4 Successors; Binding Plan. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Participant’s rights and benefits under this Plan may not be assigned, except that if the Participant dies while any amount would still be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan, to the beneficiaries designated by the Participant to receive benefits under this Plan in a writing on file with the Company at the time of the Participant’s death or, if there is no such beneficiary, to the Participant’s estate. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (or of any division or Subsidiary thereof employing the Participant) to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Plan and shall entitle the Participant to compensation from the Company in the same amount and on the same terms to which the Participant would be entitled hereunder if the Participant terminated employment for Good Reason following a Change in Control, on the first day after the Change in Control. As such, Section 4.3(a) shall be controlling as to the time of payment of the amounts specified therein determined as if the Separation from Service is on the day after the Change in Control.

12.5 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to such addresses as each party may designate from time to time to the other party in writing in the manner provided in this Section 12.5. If to a Participant, to the address on file with the Company and, if to the Company, unless designated otherwise, to the address set forth below:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention: Chief Human Resources Officer

If the parties by mutual agreement supply each other with telecopier numbers or e-mail addresses for the purposes of providing notice by facsimile or electronically, such notice shall also constitute proper notice under this Plan. Notice sent by certified or registered mail shall be effective two (2) days after deposit by delivery to the U.S. Post Office.

12.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

12.7 Governing Law. Except as otherwise provided, this Plan shall be governed by the laws of the State of Ohio, without giving effect to any conflict-of-law provisions.

(Signature Page Follows)

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Plan document, effective as of January 1, 2015, to be executed and attested by its duly authorized officers on this 18th day of November, 2014.

FIFTH THIRD BANCORP

By:	/s/ Teresa J. Tanner
Title:	Executive Vice President and Chief Human Resources Officer

ANNEX A

NON-COMPETITION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

THE EXECUTION OF THIS AGREEMENT between FIFTH THIRD BANCORP, an Ohio Corporation, and its Subsidiaries, and Successors (individually and collectively, the “Company”) and                     (the “Executive”), is a condition of receiving severance benefits set forth in the Fifth Third Bancorp Executive Change in Control Severance Plan (the “Plan”).

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, Executive and Company, its predecessors, officers and directors agree as follows:

A. Your employment will end as of                     . If you comply with the terms and conditions of the Plan and this Agreement, you will receive the severance benefits set forth in the Plan (the “Severance Benefits”).

B. In exchange for the Severance Benefits and to preserve the interests of the Company in its clients and customers, Executive agrees that for a period of [number of years equal to the Benefit Continuation Period under the Plan] years after the termination of Executive’s employment, Executive will not:

1.	Enter into an ownership, consulting or employment arrangement with, or render services for, any individual or entity rendering services or handling products competitive with the Company in any geographic region or territory in which Executive worked or had responsibility during the twenty-four (24) month period preceding departure from the Company;

2.	Directly or indirectly solicit, divert, entice or take away any customers, business or prospective business with whom Executive had contact, involvement or responsibility during Executive’s employment with the Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company;

3.	Directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by Company with whom Executive had contact, involvement or responsibility during Executive’s employment with Company, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Company;

4.	Accept or provide assistance in the accepting of (including, but not limited to, providing any service, information or assistance or other facilitation or other involvement) business or orders from customers or any potential customers of the Company with whom Executive has had contact, involvement, or responsibility on behalf of any third party or otherwise for Executive’s own benefit;

5.	Directly or indirectly solicit, induce, confer or discuss with any employee of the Company or attempt to solicit, induce, confer or discuss with any employee of Company the prospect of leaving the employ of Company or the subject of employment by some other person or organization;

6.	Directly or indirectly hire or attempt to hire any employee of Company;

7.	Nothing contained in this Section shall preclude Executive from accepting employment with or creating a company, firm or business that competes with Company so long as Executive’s activities do not violate any of the terms of this Agreement;

8.	The restrictive covenants contained in this section shall supersede any previous obligations imposed upon Executive by agreements entered into between Executive and the Company as they relate to post-employment solicitation of customers and/or employees. However, any prior obligations prohibiting the use, possession, and dissemination of confidential, proprietary and/or trade secret protected information shall remain in full force and effect.

C. As additional consideration, Executive, on Executive’s behalf and on behalf of Executive’s heirs, executors, successors, and assigns hereby release the Company, as well as all of their officers, directors, executives, managers and employees, from any and all debts, claims, demands, rights, actions, causes of action, suits or damages, whatsoever and of every kind of nature, whether known or unknown (collectively the “Claims”), against the Company and the others released herein, which relate to or arose from Executive’s employment with or separation from the Company as contemplated herein except to the extent such Claims cannot be released under applicable law. Released claims include, without limitation, any and all claims arising under federal, state or local laws, including, without limitation, claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, any other federal, state or local law prohibiting employment discrimination or otherwise regulating wages, hours or working conditions, and any and all claims under the common law for breach of express or implied contract, violation of the covenant of good faith and fair dealing, violation of public policy, negligence, slander, defamation, invasion of privacy, false light, false imprisonment, trespass, breach of fiduciary duty, intentional interference, intentional or negligent infliction of emotional distress, intrusion, loss of consortium, retaliatory or wrongful termination, punitive damages, and claims that you have or may have which may have arisen up to and including the date of this Agreement. Executive acknowledges and agrees that as a matter of public policy, Executive cannot waive any rights to file claims with the Equal Employment Opportunity Commission and/or any similar state agency, however, in the event such claim(s) is/are filed, Executive hereby expressly waives the right to receive any monetary damages as a result of such action(s) and expressly waives the right to receive any monetary damages in connection with such proceedings.

D. Executive and Company agree that any action to enforce this Agreement may be brought in a state or federal court located in Hamilton County, Ohio. Executive and Company hereby agree that such courts shall have jurisdiction and venue with respect to any such action. Without intending to limit the remedies available to the Company, Executive agrees that damages at law will not be sufficient to provide Fifth Third with the value of the commitments Executive has made in the event that Executive violates any of the terms of this Agreement and that the Company may apply for and is entitled to emergency and/or injunctive relief in any court of competent jurisdiction to prevent the breach or threatened breach of, or otherwise specifically enforce any of the covenants in this Agreement, in each case without the Company having to prove it has actually been damaged by your actions.

E. Executive also agrees to fully cooperate with the Company and its customers during this transition. If Executive fails to cooperate to Company’s satisfaction as determined by the Company, Executive will be deemed to have voluntarily resigned, and the waiver and releases in favor of the Company in this Agreement shall remain in full force and effect.

F. Executive will not make any disparaging remarks concerning Company or any of its employees to anyone. Nothing in this Agreement, will prevent Executive or the Company from providing truthful information to the EEOC or similar state agency in connection with the filing of a charge or an agency investigation.

G. Executive agrees that apart from discussions with personal counsel and immediate family, whom Executive will ask not to divulge the terms of this Agreement, Executive will not disclose, publicize or discuss either the terms of this Agreement or termination from the Company with anyone within or outside of Company unless required by subpoena or any other legal compulsion, and will give immediate notice to Company of the receipt of any subpoena or other legal document which might call upon you to disclose either any of the contents of this Agreement or your employment with and termination from Company.

H. Executive represents and warrants that Executive has returned to the Company the original and any copies of all keys, identification cards, charge cards, equipment, papers, reports, memoranda or other items of Company property. You acknowledge that the Company has returned to you all items of your personal property.

I. Executive recognizes and agrees that nothing in this Agreement constitutes an admission of liability or wrongdoing by Executive or by the Company or any of the others released herein.

J. This Agreement shall be governed and conformed in accordance with Ohio law without regard to its conflict of laws provisions. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect

K. In October 1990, the Older Workers Benefit Protection Act (“Act”) was enacted. The Act provides, among other things, that notice be given to you in writing and in a manner calculated to be understood by the average individual affected by this termination. As provided in the Act, you have a right to consider this Agreement for a period of [twenty-one][forty-five] days. You are further advised to consult with an attorney as you consider the terms of this Agreement. You acknowledge that the consideration provided in this Agreement constitutes additional consideration to which you are entitled only by virtue of your execution of this Agreement and your promises herein. If you choose to accept it, you must sign it and return it to your Human Resource Manager on or before                     . You will then have seven days after such acceptance to change your mind and revoke the Agreement. If you accept the Agreement and do not revoke it, payment will be made to you as provided in the Agreement. If you decide not to accept the Agreement or accept the Agreement but revoke acceptance within seven days, nothing will be paid to you under the Agreement and your employment will end on                     . You are advised to consult with an attorney before acting on this Agreement.

Signed this             day of             ,             .

Accepted and agreed to:	Witnessed and accepted:

EXECUTIVE	FIFTH THIRD BANCORP

BY:

DATE:

A-5